Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The First Quarter Ended March 31, 2018

HOUSTON, April 26, 2018 /PRNewswire/ -- INDEPENDENCE CONTRACT DRILLING, INC. (the "Company") (NYSE: ICD) today reported financial results for the three months ended March 31, 2018.

First Quarter 2018 Highlights

  Record quarterly revenues of $25.6 million.
  Net loss of $4.1 million, or $0.11 per share.
  Adjusted net loss, as defined below, of $4.3 million, or $0.11 per share.
  Adjusted EBITDA, as defined below, of $3.9 million.
  Fleet utilization of 100.0%.
  Revenue days of 1,259.
  Fully-burdened margin per day of $5,641 per day.
  Net debt, excluding capitalized leases, of $50.7 million, on a borrowing base of $102.6 million.

In the first quarter of 2018, the Company reported record quarterly revenues of $25.6 million, a net loss of $4.1 million, or $0.11 per share, an adjusted net loss (defined below) of $4.3 million, or $0.11 per share, and adjusted EBITDA (defined below) of $3.9 million. This compares to revenues of $25.0 million, a net loss of $5.7 million, or $0.15 per share, an adjusted net loss of $4.6 million, or $0.12 per share, and adjusted EBITDA of $3.7 million in the fourth quarter of 2017, and revenues of $20.2 million, a net loss of $6.3 million, or $0.17 per share, an adjusted net loss of $5.3 million, or $0.14 per share, and adjusted EBITDA of $2.6 million in the first quarter of 2017.

Chief Executive Officer Byron Dunn commented, "ICD's first quarter continued the trend of full effective utilization of our ShaleDriller fleet. The first quarter also reflected the initial rerating of contracts in backlog to current market conditions, evidenced by sequential improvements in revenue per day. Based upon the contract expiration matrix currently established for 2018, as well as additional opportunities to renew contracts for remaining contract rolls, we are confident this trend will continue throughout 2018. Construction of our next newbuild ShaleDriller has begun and it remains on schedule to enter our drilling fleet mid third quarter".

Quarterly Operational Results

In the first quarter of 2018, the Company's fleet operated at 100.0% utilization and recorded 1,259 revenue days, compared to 100% utilization and 1,289 revenue days in the fourth quarter of 2017, and 91.7% utilization and 1,073 revenue days in the first quarter of 2017.

Operating revenues in the first quarter of 2018 totaled $25.6 million, compared to $25.0 million in the fourth quarter of 2017 and $20.2 million in the first quarter of 2017. On a revenue per day basis, revenues were $19,055 per day in the first quarter of 2018, compared to $18,338 in the fourth quarter of 2017 and $17,949 in the first quarter of 2017. Sequential revenue per day improvements were driven by increased pricing on contract renewals.

Operating costs in the first quarter of 2018 totaled $18.9 million, compared to $18.8 million in the fourth quarter of 2017 and $14.9 million in the first quarter of 2017. Fully-burdened operating costs, excluding reactivation and rig construction costs, were $13,414 per day in the first quarter of 2018, compared to $13,094 in the fourth quarter of 2017 and $11,930 in the first quarter of 2017. The sequential increase in cost per day related primarily to higher payroll taxes and rig level incentive compensation.

First quarter 2018 fully-burdened rig operating margins, excluding reactivation and rig construction costs, were $5,641 per day, compared to $5,244 per day in the fourth quarter of 2017 and $6,019 per day in the first quarter of 2017.

Selling, general and administrative expenses in the first quarter of 2018 were $3.5 million (including $0.6 million of non-cash stock-based compensation), compared to $3.1 million (including $0.5 million of non-cash stock-based compensation) in the fourth quarter of 2017 and $3.7 million (including $1.0 million of non-cash stock-based compensation) in the first quarter of 2017. The sequential increase in selling, general and administrative expenses related primarily to higher payroll taxes, stock-based compensation and training expenses.

Drilling Operations Update

All 14 of the Company's ShaleDriller® rigs are contracted and operating under term contracts.

The Company's March 31, 2018 backlog of revenues from contracts, with original terms of six months or more, was $52.7 million. Approximately 84% of this backlog is expected to be realized during the remainder of 2018.

Capital Expenditures and Liquidity Update

Aggregate cash outlays for capital expenditures in the first quarter of 2018, net of disposals, were $6.1 million, including $5.3 million of payments for fourth quarter 2017 deliveries. The Company's aggregate capital expenditure budget for 2018 is $22 million, including $10 million associated with the completion of one additional newbuild rig.

As of March 31, 2018, the Company had drawn $53.2 million on its $85.0 million credit facility and had net debt, excluding capital leases, of $50.7 million. The borrowing base under the Company's credit facility was $102.6 million as of March 31, 2018.

Conference Call Details

A conference call for investors will be held today, April 26, 2018, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's first quarter 2018 results. Hosting the call will be Byron A. Dunn, President and Chief Executive Officer, and Philip A. Choyce, Executive Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10119271. The replay will be available until May 3, 2018.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except par value and share data)

BALANCE SHEETS

	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$ 2,503	$ 2,533
Accounts receivable, net	16,244	18,056
Inventories	2,795	2,710
Assets held for sale	1,920	1,920
Prepaid expenses and other current assets	3,381	2,957
Total current assets	26,843	28,176
Property, plant and equipment, net	274,046	275,105
Other long-term assets, net	1,236	1,364
Total assets	$ 302,125	$ 304,645
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$ 511	$ 533
Accounts payable	10,500	11,627
Accrued liabilities	5,018	6,969
Total current liabilities	16,029	19,129
Long-term debt (2)	53,886	49,278
Deferred income taxes, net	634	683
Other long-term liabilities	41	73
Total liabilities	70,590	69,163
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 38,597,447 and 38,246,919 shares issued, respectively; and 38,252,765 and 37,985,225 shares outstanding, respectively	383	380
Additional paid-in capital	327,162	326,616
Accumulated deficit	(93,791)	(89,645)
Treasury stock, at cost, 344,682 and 261,694 shares, respectively	(2,219)	(1,869)
Total stockholders' equity	231,535	235,482
Total liabilities and stockholders' equity	$ 302,125	$ 304,645

(1)	Current portion of long-term debt relates to the current portion of vehicle capital lease obligations.

(2)

As of March 31, 2018, long-term debt includes $666K of long-term vehicle capital lease obligations.  As of December 31, 2017, long-term debt included $737K of long-term vehicle capital lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017

Revenues	$ 25,627	$ 20,236	$ 25,041
Costs and expenses
Operating costs	18,926	14,898	18,780
Selling, general and administrative	3,479	3,718	3,112
Depreciation and amortization	6,591	6,256	6,724
Asset impairments, net	(35)	129	994
(Gain) loss on disposition of assets, net	(82)	828	104
Total cost and expenses	28,879	25,829	29,714
Operating loss	(3,252)	(5,593)	(4,673)
Interest expense	(943)	(630)	(895)
Loss before income taxes	(4,195)	(6,223)	(5,568)
Income tax (benefit) expense	(49)	46	177
Net loss	$ (4,146)	$ (6,269)	$ (5,745)

Loss per share:
Basic and Diluted	$ (0.11)	$ (0.17)	$ (0.15)

Weighted average number of common shares outstanding:
Basic and Diluted	38,124	37,546	37,983

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands)

STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2018	2017

Cash flows from operating activities
Net loss	$(4,146)	$(6,269)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	6,591	6,256
Asset impairments, net	(35)	129
Stock-based compensation	644	1,012
(Gain) loss on disposition of assets, net	(82)	828
Deferred income taxes	(49)	46
Amortization of deferred financing costs	90	125
Bad debt expense	22	-
Changes in operating assets and liabilities
Accounts receivable	1,790	(807)
Inventories	(56)	(75)
Prepaid expenses and other assets	(386)	(885)
Accounts payable and accrued liabilities	(2,371)	(1,780)
Net cash provided by (used in) operating activities	2,012	(1,420)

Cash flows from investing activities
Purchases of property, plant and equipment	(6,259)	(8,645)
Proceeds from the sale of assets	146	13
Net cash used in investing activities	(6,113)	(8,632)

Cash flows from financing activities
Borrowings under credit facility	13,779	13,457
Repayments under credit facility	(9,100)	(2,600)
Purchase of treasury stock	(350)	(24)
RSUs withheld for taxes	(95)	(455)
Payments for capital lease obligations	(163)	(109)
Net cash provided by financing activities	4,071	10,269
Net (decrease) increase in cash and cash equivalents	(30)	217

Cash and cash equivalents
Beginning of period	2,533	7,071
End of period	$ 2,503	$ 7,288

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$ 848	$ 510
Supplemental disclosure of non-cash investing and financing activity
Change in property, plant and equipment purchases in accounts payable	$ (739)	$ (263)
Additions to property, plant and equipment through capital leases	$ 70	$ 327
Transfer of assets from held for sale to held and used	$ 2,717	$ -

The following table provides various financial and operational data for the Company's operations during the three months ended March 31, 2018 and 2017, and December 31, 2017. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA
Unaudited

	Three Months Ended
	March 31, 2018	March 31, 2017	December 31, 2017

Number of completed rigs end of period	14	14	14
Rig operating days (1)	1,259.4	1,072.9	1,288.6
Average number of operating rigs (2)	14.0	11.9	14.0
Rig utilization (3)	100.0%	91.7%	100.0%
Average revenue per operating day (4)	$ 19,055	$ 17,949	$ 18,338
Average cost per operating day (5)	$ 13,414	$ 11,930	$ 13,094
Average rig margin per operating day	$ 5,641	$ 6,019	$ 5,244

(1)

Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.  During the three months ended March 31, 2018 and December 31, 2017 we did not earn any revenue on a standby basis.  During the three months ended March 31, 2017, there were 77.9 operating days in which we earned revenue on a standby basis, including 69.0 standby-without-crew days.

(2)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(3)	Rig utilization is calculated as rig operating days divided by the total number of days our drilling rigs are available during the applicable period.

(4)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $1.6 million, $1.0 million and $1.4 million during the three months ended March 31, 2018 and 2017, and December 31, 2017, respectively.

(5)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs reimbursed by customers of $1.6 million, $1.0 million and $1.4 million during the three months ended March 31, 2018 and 2017, and December 31, 2017, respectively, (ii) new crew training costs of $25.0 thousand, $60.0 thousand and zero during the three months ended March 31, 2018 and 2017, and December 31, 2017, respectively, (iii) construction overhead costs expensed due to reduced rig construction activity of $0.4 million, $0.2 million and $0.5 million during the three months ended March 31, 2018 and 2017, and December 31, 2017, respectively, (iv) rig reactivation costs associated with the redeployment of previously stacked rigs, excluding new crew training costs (included in (ii) above), of $0.7 million during the three months ended March 31, 2017 and (v) out-of-pocket expenses of $0.1 million, net of insurance recoveries, incurred as a result of damage to one of our rig's mast during the three months ended March 31, 2017.

Non-GAAP Financial Measures

Adjusted net loss, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our credit facility for purposes of determining our compliance with various financial covenants. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our credit facility. Neither adjusted net loss, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net loss, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net loss, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net loss, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net loss, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. Our presentation of adjusted net loss, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net loss, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)
	Three Months Ended
	March 31, 2018		March 31, 2017		December 31, 2017
	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)

Net loss	$ (4,146)	$(0.11)	$(6,269)	$(0.17)	$(5,745)	$(0.15)
Add back:
Asset impairments, net (1)	(35)	-	129	0.01	994	0.03
(Gain) loss on disposition of assets, net (2)	(82)	-	828	0.02	104	-
Adjusted net loss	$ (4,263)	$(0.11)	$(5,312)	$(0.14)	$(4,647)	$(0.12)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)
	Three Months Ended
	March 31, 2018		March 31, 2017		December 31, 2017
(in thousands)

Net loss	$ (4,146)		$ (6,269)		$ (5,745)
Add back:
Income tax (benefit) expense	(49)		46		177
Interest expense	943		630		895
Depreciation and amortization	6,591		6,256		6,724
Asset impairments, net (1)	(35)		129		994
EBITDA	3,304		792		3,045
(Gain) loss on disposition of assets, net (2)	(82)		828		104
Stock-based compensation	644		1,012		528
Adjusted EBITDA	$ 3,866		$ 2,632		$ 3,677

(1)

In the first quarter of 2018, we recorded a $208 thousand recovery of impairment expense as a result of the decision to hold and use certain buildings and property previously held for sale, offset by the impairment of certain buildings of $173 thousand.  In the first quarter of 2017, we recorded a $0.1 million, or $0.01 per share, non-cash impairment representing the estimated damage to the mast of one of our rigs, net of insurance recoveries. In the fourth quarter of 2017, we recorded a $1.0 million, or $0.03 per share, non-cash impairment of certain held for sale assets.

(2)

In the first quarter of 2017, we recorded a loss on disposition of assets of $0.8 million, or $0.02 per share, primarily due to non-cash disposal of equipment in connection with the upgrade to 7,500 psi mud systems.

INVESTOR CONTACTS:
Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211